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                                                                    EXHIBIT 99.2

                                VOTING AGREEMENT

         This Agreement is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Robert P. Scherer, Jr., a Georgia resident ("Stockholder").


                                   Background:

         A. Stockholder is a significant stockholder of Scherer Healthcare, Inc., a Delaware corporation ("Company"). He directly owns 493,983 shares of Company Common Stock, par value $0.01 per share (the "Direct Shares"), and is the sole stockholder, director and officer of RPS Investments, Inc. ("Holding Company"), which owns 1,224,235.5 shares of Company Common Stock (the "Indirect Shares").

         B. In addition, Stockholder is the sole trustee of a voting trust for the benefit of his adult children (the "Voting Trust"), which was established under that certain Voting Trust Agreement, dated February 23, 1997, by and among Robert P. Scherer, III, Lesley E. Scherer Reeves, Stephen M. Scherer and Mark C. Scherer and which owns 562,739.5 shares of Company Common Stock (the "Voting Trust Shares"). Stockholder is also a co-trustee, with shared voting power, of a trust (the "Irrevocable Trust"), which owns 340,212 shares of Company Common Stock (the "Irrevocable Trust Shares").

         C. The Direct Shares, the Indirect Shares, the Voting Trust Shares and the Irrevocable Trust Shares together represent approximately 60% of the 4,390,264 shares of Company Common Stock issued and outstanding as of the date of this Agreement.

         D. Concurrently with the execution of this Agreement, Parent, MergerSub and Company have entered into an Agreement and Plan of Merger, dated October 19, 2002 (the "Merger Agreement"), pursuant to which Parent will acquire all of Company's outstanding capital stock for cash through a merger of Company with MergerSub (the "Merger").

         E. Company's board of directors, based upon the unanimous recommendation of a special committee of its board of directors, has resolved to recommend that Company's stockholders of Company approve the Merger Agreement and the consummation of the Merger.

         F. Parent and MergerSub would not have entered into the Merger Agreement without the voting and other assurances provided by Stockholder in this Agreement.

         Now, therefore, in consideration of their mutual promises, and intending to be legally bound, the parties agree as follows:



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         1.     DEFINITIONS

         Capitalized terms used in this Agreement (including the preceding background paragraphs) without being defined have the same meanings that they have in the Merger Agreement.

         2.     VOTING

         During the term of this Agreement, Stockholder shall vote all of the Direct Shares, Indirect Shares and Voting Trust Shares in favor of the Merger Agreement and the Merger at the Stockholders Meeting and at any adjournment of the Stockholders Meeting.

         During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, Stockholder shall recommend voting in favor of the Merger Agreement and the Merger in deliberations with his co-trustee regarding the manner in which the Irrevocable Trust Shares are to be voted, with a view to causing the Irrevocable Trust Shares to be voted in favor of the Merger Agreement and the Merger at the Stockholders Meeting and at any adjournment of the Stockholders Meeting.

         During the term of this Agreement, Stockholder shall not:

                (a) enter into any voting agreement, or give any Person a proxy or power of attorney violative with Stockholder's obligations under this Agreement, in respect of the Direct Shares or the Voting Trust Shares, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee;

                (b) permit the Holding Company to enter into any voting agreement, or give any Person a proxy or power of attorney violative with Stockholder's obligations under this Agreement, in respect of the Indirect Shares; or

                (c) agree or consent to have any of the Irrevocable Trust Shares become subject to a voting agreement or a proxy or power of attorney violative with Stockholder's obligations under this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee.

         3.     TRANSFERS

         During the term of this Agreement, Stockholder shall not sell, transfer or otherwise encumber ("Transfer") ownership or control of any of the Direct Shares, or permit the Holding Company to Transfer ownership or control of any of the Indirect Shares, otherwise than in accordance with the terms of the Merger, unless Stockholder first provides Notice to Parent and MergerSub of the proposed Transfer and delivers to Parent and MergerSub, prior to or concurrently with the proposed Transfer and in form acceptable to Parent and MergerSub, the written agreement of the proposed transferee to be bound by the terms of this Agreement in respect of the Direct or Indirect Shares transferred.


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         During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, if the Voting Trust authorizes Stockholder, as the sole trustee, to Transfer Voting Trust Shares, Stockholder shall not exercise this authority, otherwise than in accordance with the terms of the Merger, unless Stockholder first provides Notice to Parent and MergerSub of the proposed Transfer and delivers to Parent and MergerSub, prior to or concurrently with the proposed Transfer and in form acceptable to Parent and MergerSub, the written agreement of the proposed transferee to be bound by the terms of this Agreement in respect of the Voting Trust Shares transferred.

         During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, Stockholder shall not propose to his co-trustee a Transfer of any of the Trust Shares otherwise than in accordance with the terms of the Merger, and shall oppose the Transfer of any of the Trust Shares in deliberations with his co-Trustee regarding any Transfer proposed by the co-trustee otherwise than in accordance with the terms of the Merger.

         4.     TERM

         This Agreement shall terminate on the first of the following times or events to occur:

                (a)   the Effective Time;

                (b) the termination of the Merger Agreement pursuant to Sections 8.1, 8.2 or 8.3 of the Merger Agreement;

                (c)   if the Merger Agreement becomes terminable pursuant to
         Section 8.2(a) or 8.3(a);

                (d) if (i) Parent or MergerSub has breached a material representation, warranty or obligation under the Merger Agreement or upon the failure of any Company Closing Condition and (ii) Company's board of directors or the Special Committee withdraws or materially and adversely to Parent modifies its approval of the Merger Agreement and the Merger or its recommendation to the Stockholders;

                (e) solely with respect to the Voting Trust Shares, upon the termination of the Voting Trust pursuant to its terms; or

                (f) solely with respect to the Irrevocable Trust Shares, upon the termination of the Irrevocable Trust pursuant to its terms.

         Upon the termination of this Agreement, all of Stockholder's obligations under this Agreement shall terminate.


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         5.     SPECIFIC PERFORMANCE

         If for any reason Stockholder fails to perform any of his obligations under this Agreement, Parent and MergerSub shall be entitled, as their sole remedy for Stockholder's failure, to specific performance and injunctive relief.

         6.     NOTICES

         All notices and other communications under this Agreement ("Notices") shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

                (a)   if to Stockholder, to:

                                    Robert P. Scherer, Jr.
                                    4403 Northside Parkway, Suite 1103
                                    Atlanta, Georgia  30327

                with a copy to counsel, if designated by Stockholder

                (b)   if to Parent and MergerSub, to:

                                    Stericycle, Inc.
                                    21861 North Keith Drive
                                    Lake Forest, Illinois  60045
                                    Attention:     Mr. Mark C. Miller
                                    Facsimile:     (847) 367-9462


         with a copy to counsel to:

                                    Johnson and Colmar
                                    300 South Wacker Drive, Suite 1000
                                    Chicago, Illinois 60606
                                    Attention:     Craig P. Colmar. Esq.
                                    Facsimile:     (312) 922-9283


         All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. All notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either of the manners provided in the sentence immediately


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preceding this sentence. A party may change its or his address or facsimile number for purposes of this Agreement by Notice in accordance with this Paragraph 6.

         7.     CONSTRUCTION

         As the context requires:

                (a) the term "Direct Shares" includes all shares of Company Common Stock that Stockholder may acquire after the date of this Agreement;

                (b) the term "Indirect Shares" includes all shares of Company Common Stock that Holding Company may acquire after the date of this Agreement;

                (c) the term "Voting Trust Shares" includes all shares of Company Common Stock that the Voting Trust may acquire after the date of this Agreement; and

                (d) the term "Irrevocable Trust Shares" includes all shares of Company Common Stock that the Irrevocable Trust may acquire after the date of this Agreement.

         8.     NO OWNERSHIP RIGHTS

         Nothing in this Voting Agreement shall be considered to vest in Parent or MergerSub any direct or indirect ownership or incidence of ownership of any of the Direct Shares, Indirect Shares, Voting Trust Shares or Irrevocable Trust Shares.

         9.     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

         10.    GOVERNING LAW; JURISDICTION

         This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of law principles.

         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and


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determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         11.    BINDING EFFECT

         This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

         12.    IRREVOCABLE PROXY

         Stockholder, for consideration received, hereby appoints Mark C. Miller and Frank J.M. ten Brink and each of them as his proxies, with full power of substitution in each of them, to cast on his behalf all votes entitled to be cast by Stockholder with respect to the Direct Shares, the Indirect Shares, the Voting Trust Shares and the Irrevocable Trust Shares (subject in all cases to any fiduciary or similar duties, obligations, limitations or laws relating to Stockholder's status as a trustee with respect to the Voting Trust Shares and the Irrevocable Trust Shares) at the Stockholders Meeting and at any adjournment thereof "FOR" approval and adoption of the Merger Agreement and the Merger. This proxy is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms.


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         In witness, the parties hereto have executed this Agreement.


                                     STERICYCLE, INC.

                                     By:     /s/ Mark C. Miller
                                         ---------------------------------------
                                     Name:        Mark C. Miller
                                     Title:       President/CEO

                                     SHARPS ACQUISITION CORPORATION

                                     By:     /s/ Mark C. Miller
                                         ---------------------------------------
                                     Name:        Mark C. Miller
                                     Title:       President


                                          /s/ Robert P. Scherer, Jr.
                                     -------------------------------------------
                                              ROBERT P. SCHERER, JR.